State of Delaware
Secretary of State
Division of Corporations
Delivered 03:07 PM 03/13/2023
FILED 03:07 PM 03/13/2023
SR 20230967970 - File Number 4916387

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK

The undersigned, Dominick Colvin, does hereby certify that:

1. He is the Chief Executive Officer, of Cannapharmarx Inc., a Delaware corporation (the "***Corporation***").

2. The Corporation is authorized to issue up to 10,000,000 shares of preferred stock, of which 3,100,000 shares have been designation; and 2,527,416 shares have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "***Board of Directors***"):

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, $1.00 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series C Preferred Stock, a series of the preferred stock, which shall consist of up to One Hundred Thousand (100,000) shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series C Preferred Stock, a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"***Affiliate***" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"***Alternate Consideration***" shall have the meaning set forth in Section 7(d).

"***Bankruptcy Event***" means any of the following events: (a) the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the

Corporation; (b) there is commenced against the Corporation thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Corporation is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) the Corporation thereof makes a general assignment for the benefit of creditors; (f) the Corporation calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation takes any corporate action for the purpose of effecting any of the foregoing.

"***Beneficial Ownership Limitation***" shall have the meaning set forth in Section 5(d).

"***Business Day***" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"***Change of Control Transaction***" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of securities of the Corporation which entitle the holder to in excess of forty-nine percent (49%) of the aggregate voting power of the Corporation or the successor entity (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock); (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than thirty-three percent (33%) of the aggregate voting power of the Corporation or the successor entity of such transaction; (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than thirty-three percent (33%) of the aggregate voting power of the acquiring entity immediately after the transaction; or (d) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

"***Commission***" or the "***SEC***" means the United States Securities and Exchange Commission.

"***Common Stock***" means the Corporation's common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"***Conversion Date***" shall have the meaning set forth in Section 5(a).

"***Conversion Ratio***" shall mean the ratio at which Preferred Stock converts into Common Stock, which for the Preferred Stock shall be 1,250 shares of Common Stock for every one (1) share of Preferred Stock.

"***Conversion Shares***" means, collectively, the shares of Common Stock issuable upon any conversion of the shares of Preferred Stock in accordance with the terms hereof.

"***Delaware Courts***" shall have the meaning set forth in Section 12(d).

"***Designation, Amount and Par Value***" The series of preferred stock shall be designated as Series C Convertible Preferred Stock and the number of shares so designated shall be One Hundred Thousand (100,000) (which shall not be subject to increase without the written consent of all of the Holders of the Preferred Stock. Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value of $1,000.00, subject to increase set forth in Section 7 or elsewhere in this Certificate of Designation below.

"***DTC/FAST Program***" means the DTC's Fast Automated Securities Transfer Program.

"***Dividend***" shall have the meaning set forth in Section 2.

"***Exchange Act***" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"***Fundamental Transaction***" shall have the meaning set forth in Section 7(d).

"***Holders***" means Holders of the Preferred Stock.

"***Indemnified Party***" shall have the meaning set forth in Section 11(f).

"***Issue Date***" means, with respect to any shares of the Preferred Stock, the date of the issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"***Liquidation***" shall have the meaning set forth in Section 4.

"***Notice of Conversion***" shall have the meaning set forth in Section 5.

"***Person***" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability Corporation, joint stock Corporation, government (or an agency or subdivision thereof) or other entity of any kind.

"***Preferred Stock***" shall mean Series C Convertible Preferred Stock.

"***Purchase Agreement***" means any agreement between the Corporation and any Person that is a Holder or a prospective Holder acquires any of the Preferred Stock.

"***Securities***" means the Preferred Stock and the Conversion Shares.

"***Securities Act***" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"***Share Delivery Date***" shall have the meaning set forth in Section 5(c)(i).

"***Stated Value***" shall mean $1,000.00, subject to increase set forth in Section 3 and/or elsewhere in this Certificate of Designation.

"***Trading Day or Date***" means a day on which the principal Trading Market is open for business.

"***Trading Market***" means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

"***Transaction Documents***" means this Certificate of Designation, any Purchase Agreement for the purchase of Preferred Stock, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the respective Purchase Agreement.

"***Transfer Agent***" means Mountain Share Transfer, LLC, the current transfer agent of the Corporation, with a mailing address of 2030 Powers Ferry Road SE, Suite 212, Atlanta, Georgia 30339

and any successor transfer agent of the Corporation.

"***Triggering Event***" shall have the meaning set forth in Section 10(a).

"***Triggering Redemption Amount***" means, for each share of Preferred Stock, the sum of (a) on hundred fifteen-five percent (115%) of the Stated Value, plus (b) all accrued but unpaid dividends thereon, and plus (c) all liquidated damages, and other costs, expenses or amounts due in respect of the Preferred Stock.

"***Triggering Redemption Payment Date***" shall have the meaning set forth in Section 10(b).

Section 2. Dividends.

(a) Dividends in Cash or in Kind. Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends of ten percent (10%) per annum, payable annually, beginning on the Issue Date and ending on the date that such share of Preferred Share has been converted or redeemed (the "***Dividend End Date***"). Dividends may be paid in cash or in shares of Preferred Stock or shares of Common Stock at the discretion of the Corporation.

(b) Participating Dividends on As-Converted Basis. From and after any Issue Date, in addition to the payment of dividends pursuant to Section 2(a), each Holder shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence, and shall have paid all accrued dividends to the Holders. For purposes of this Section 2(b), the rights of the Holders to participate in any dividend issued to holders of Common Stock on an as-if-converted-to-Common-Stock-basis shall not be limited by the Beneficial Ownership Limitations.

(c) Dividend Calculations. Subject to Section 2(a), dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound daily commencing on the Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock redeemed or converted.

Section 3. Voting Rights. The Preferred Stock will vote together with the Common Stock on an as-converted basis subject to the Beneficial Ownership Limitations. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation; (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (defined below) senior to, or otherwise *pari passu* with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise *pari passu* with, the Preferred Stock; (c) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders; (d) increase the number of authorized shares of Preferred Stock; or (e) enter into any agreement with respect to any of the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "***Liquidation***"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon under this Certificate of

Designation, for each share of Preferred Stock prior to any distribution or payment to the holders of any other securities of the Corporation, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation.

Section 5. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after its Issue Date at the option of the Holder thereof, into 1,250 shares of Common Stock for each share of Preferred Stock being converted (subject to the limitations set forth in Section 5(d)) (subject to equitable adjustments by the Corporation relating to the Corporation's securities or the securities of any subsidiary of the Corporation, combinations, recapitalization, reclassifications, extraordinary distributions, splits and similar events). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "***Notice of Conversion***") together with a legal opinion. Each Notice of Conversion shall, among other things, specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the "***Conversion Date***"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the "***Share Delivery Date***"), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check or a wire transfer, in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). The Conversion Shares shall be restricted and shall include a restrictive legend unless: (1) the Conversion Shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to an exemption from registration without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (2) the Holder provides the Corporation with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of the Conversion Shares may be made without registration under the 1933 Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected (collectively, 1 and 2; the "Conversion Conditions"). The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion and satisfaction of a Conversion Condition, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written

notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice. Failure to deliver the Conversion Shares by the Share Delivery Date shall be considered a Triggering Event; provided; however that such failure to deliver shall not be a Triggering Event, if the failure is: (i) a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Corporation to effect delivery of such Conversion Shares; (ii) not the result of the willful, purposeful and/or intentional actions of the Corporation; (iii) the issuance and delivery of the Conversion Shares will violate U.S. Federal or State securities law; or (iv) the Holder failed to meet a Conversion Condition.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that, at all times during which the Preferred Stock is issued and outstanding, it will reserve and keep available out of its authorized and unissued shares of Common Stock, a number of shares of Common Stock at least equal to one hundred percent (100%) of the Conversion Shares required to convert all then issued and outstanding shares of Preferred Stock, and to reserve such Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, all as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the purchasers, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions elsewhere herein, but ignoring any Beneficial Ownership Limitations or other restrictions and/or limitations on conversions set forth herein or elsewhere) upon the conversion of the then outstanding shares of the Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of, or payable as a dividend ("***Dividend Shares***") on, the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to acquire upon such conversion, the Corporation shall round up to the next whole share.

v. Transfer Taxes and Expenses. The issuance of Conversion Shares or Dividend Shares with respect to this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares or Dividend Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares or Dividend Shares in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being

made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be; (ii) a more recent public announcement by the Corporation; or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "***Beneficial Ownership Limitation***" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.

Section 6. Intentionally Omitted.

Section 7. Certain Adjustments.

a) Pro Rata Distributions. During such time as shares of Preferred Stock are outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "***Distribution***"), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (*provided, however*, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the

beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

b) Fundamental Transaction. If, at any time while any Preferred Stock is outstanding: (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person; (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock; (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "***Fundamental Transaction***"), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 5 on the conversion of the Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "***Alternate Consideration***") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which each share of Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 5 on the conversion of the Preferred Stock). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction.

c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d) Notice to the Holders.

i. Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for

or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; or (F) a Triggering Event shall have occurred, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified (unless a greater or lesser time period is expressly required elsewhere in this Certificate of Designation), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth in this Certificate of Designation. Notwithstanding the foregoing, a Holder of Preferred Stock shall not be required to convert their Preferred Stock to receive a dividend declared on any Common Stock

Section 8. Intentionally Omitted.

Section 9. Negative Covenants. From the date hereof until the date no shares of Preferred Stock are issued and outstanding, unless Holders of at least fifty percent (50%) of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a) amend its charter documents, including, without limitation, its Certificate of Incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(b) enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

(c) enter into any agreement with respect to any of the foregoing.

Section 10. Redemption Upon Triggering Events.

(a) "Triggering Event" means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder that complies with the provisions hereof (including a Conversion Condition) on or prior to the applicable Share Delivery Date, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

iv. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within ten (10) calendar days after the date of such failure or breach;

vii. there shall have occurred a Bankruptcy Event;

viii. any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any of property or other assets for more than $250,000 (provided that amounts covered by the Corporation's insurance policies are not counted toward this $250,000 threshold), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) Trading Days;

ix. the electronic transfer by the Corporation of shares of Common Stock through the Depository Trust Corporation or another established clearing corporation once established subsequent to the date of this Certificate of Designation is no longer available or is subject to a 'freeze" and/or "chill"; or

xi. any "Event of Default," as defined in the Purchase Agreement.

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to (A) redeem any number of shares of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to aggregated Stated Value of the total number of shares of Preferred Stock, plus any accrued, but unpaid dividends thereon (the "***Triggering Redemption Amount***"), or (B) at the option of each Holder increase the dividend rate on all of the outstanding Preferred Stock held by such Holder from the date of such Triggering Redemption for each share of Preferred Stock to eighteen percent (18%) per annum thereafter. The Triggering Redemption Amount, whether payable in cash or in shares, shall be due and payable or issuable, as the case may be, within thirty (30) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "***Triggering Redemption Payment Date***").

Section 11. [intentionally omitted].

Section 12. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service and by facsimile or e-mail, addressed to the Corporation, at the then current address of the Corporation, or such other e-mail or address as the Corporation may specify for such purposes by prior written notice to the Holders delivered in accordance with this Section 12. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set

forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Pacific time) on any date; (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (Pacific time) on any Trading Day; (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service; or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the "***Delaware Courts***"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any

other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to a Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate March 13, 2023.

By: ______________________________

Dominick Colvin, CEO